Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

November 9, 2009

YRC Worldwide Commences Debt for Equity Exchange Offer

•    Major Step in Company’s Comprehensive Plan

OVERLAND PARK, KAN, — YRC Worldwide Inc. (NASDAQ: YRCW) announced that it is commencing an exchange offer today for all of the following outstanding series of notes:

•	the company’s 5.0% Net Share Settled Contingent Convertible Senior Notes and 5.0% Contingent Convertible Senior Notes due 2023,

•	the company’s 3.375% Net Share Settled Contingent Convertible Senior Notes and 3.375% Contingent Convertible Senior Notes due 2023, and

•	the 8 1/2 % Guaranteed Notes due April 15, 2010 of the company’s wholly owned subsidiary, YRC Regional Transportation, Inc.

with an aggregate face value of approximately $536.8 million, plus accrued and unpaid interest. The debt instruments will be exchanged for shares of the company’s common stock and new Class A Convertible Preferred Stock in such amounts as are set forth in the company’s Registration Statement on Form S-4 filed today with the Securities and Exchange Commission (the “SEC”), which together on an as-if converted basis would represent approximately 95% of the company’s issued and outstanding common stock. This exchange is intended to improve the company’s capital structure, decrease its cash interest expense, and enhance its near-term liquidity.

The company said that the exchange offer, which was commenced following several months of ongoing, active dialogue with representatives of the noteholders, will, if successful, place the company on a more solid financial base and, in concert with other steps taken over the recent past to improve its operations and cost structure, will make it more competitive and position it to take advantage of any upturn in the economy.

To validly tender their notes, the participating noteholders will be required to become party to a mutual release with the company and consent to an amendment of the terms of the notes that would remove substantially all of the material covenants other than the obligation to pay principal and interest on the notes and those relating to the conversions rights of convertible notes, and eliminate or modify the related events of default.

The exchange offer will expire at 11:59 p.m., New York City time, on December 7, 2009, unless extended by the company. Rothschild, Inc. and Moelis & Company LLC are acting as lead dealer managers in connection with the exchange offer. Holders of the notes may contact Rothschild at (800) 753-5151 (U.S. toll-free) or collect at (212) 403-3716 and Moelis at (866) 270-6586 (U.S. toll-free) or collect at (212) 883-3813 with any questions they may have regarding the exchange offer.

Important Information about the Exchange Offer

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security. An exchange offer will only be made by means of a prospectus, a letter of transmittal and other offer documents, as described below.

In connection with the commencement of this Exchange Offer by YRC Worldwide Inc., the company filed today with the SEC a registration statement on Form S-4 (which contains a preliminary prospectus), a tender offer statement on Schedule TO and other related documents and materials. Investors and security holders are strongly urged to carefully review the registration statement, the preliminary prospectus, the tender offer statement and the other related documents and materials filed with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto because they will contain important information about the company, the exchange offer and related transactions and are the sole means by which any offer to exchange or sell, or any solicitation of any such offers, will be made.

The registration statement contains a preliminary prospectus and related transmittal materials that are being delivered today to holders of the convertible notes. Investors and security holders may obtain a free copy of the registration statement, preliminary prospectus and transmittal materials, as well as other documents filed by the company with the SEC, at the SEC’s website, www.sec.gov. Prior to the completion of the Exchange Offer, the registration statement must become effective under the securities laws, and after effectiveness, the company will file with the SEC the final prospectus. Investors and security holders are strongly urged to carefully review the final prospectus when it is available. Free copies of the company’s filings with the SEC have been made available on the company’s website, www.yrcw.com, or may be obtained by making a request to YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211, (913) 696-6100, Attention: Dan Churay, Executive Vice President, General Counsel and Secretary.

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Forward-Looking Statements:

This news release contains forward-looking statements. The word “will” and similar expressions are intended to identify forward-looking statements. It is important to note that any exchange will be subject to a number of significant conditions, including, among other things, that holders of a specific percentage of the outstanding notes participate in the exchange offer. We cannot provide you with any assurances that such conditions to the exchange offer will be satisfied. In addition, even if an exchange offer is completed, the company’s future results could differ materially from any results projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the SEC, including the company’s Annual Report on Form 10-K for the year ended December 31, 2008.

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YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, YRC Logistics, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com